NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100

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For Further Information:

AT OLD REPUBLIC:               AT FRB | WEBER SHANDWICK:
Al  Zucaro                     George Zagoudis
Chairman & CEO                 General Information
(312) 346-8100                 (312) 640-6663
                               gzagoudis@webershandwick.com

AT FRB | WEBER SHANDWICK:      AT FRB | WEBER SHANDWICK:
Leslie Loyet                   Tim Grace
Analysts/Investors             Media Inquiries
(312) 640-6672                 (312) 640-6667
lloyet@webershandwick.com      tgrace@webershandwick.com
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                                                  ORI: NYSE
THURSDAY, JULY 24, 2003


             OLD REPUBLIC'S SECOND QUARTER EARNINGS GROWTH DRIVEN BY
                   STRONG GAINS IN GENERAL AND TITLE INSURANCE

--------------------------------------------------------------------------------------------------------
                                         Financial Highlights
                         (unaudited; amounts in millions except share data and
                   percentages; all per-share amounts are stated on a diluted basis)
--------------------------------------------------------------------------------------------------------
                                     Quarters Ended June 30,                Six Months Ended June 30,
                                  ----------------------------          --------------------------------
                                   2003       2002      Change            2003         2002       Change
                                  ----------------------------------------------------------------------
 Total Revenues                   $814.6     $657.9      23.8%          $1,553.7     $1,297.0      19.8%
 Net Operating Income(*)          $113.2     $104.6       8.3%          $  222.0     $  193.9      14.5%
 Net Income(*)                    $121.5     $107.5      13.1%          $  225.9     $  203.0      11.3%
 Diluted Earnings Per Share:
   Net Operating Income(*)        $ 0.93     $ 0.86       8.1%          $   1.82     $   1.60      13.8%
   Net Income(*)                  $ 1.00     $ 0.88      13.6%          $   1.85     $   1.67      10.8%
--------------------------------------------------------------------------------------------------------

Chicago-July 24, 2003-Old Republic International Corporation's (NYSE: ORI), consolidated net operating income per share for this year's second quarter grew by 8.1 percent compared to the same period of 2002. For the first half of 2003, net operating earnings per share grew by 13.8 percent. Net earnings for the second quarter and first half of 2002 were affected positively by tax recoveries of $10.9 million, or 9 cents per share, stemming from the favorable resolution of tax issues dating back to the Company's 1987 tax return. Absent this non-recurring credit for 2002, second quarter and first half 2003 net operating income per share would reflect growth rates of 20.8% and 20.5%, respectively. Expense recognition of stock options granted in 2003 reduced earnings per share by less than 1 cent per share in this year's second quarter and first half.

                                     -more-
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Old Republic International Corporation
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Net Income and Net Operating Income

Net income for the second quarter of 2003 totaled $121.5 million, or $1.00 per share, versus $107.5 million, or 88 cents per share, for the year-ago quarter. Net operating income, which excludes realized investment gains or losses, was $113.2 million, or 93 cents per share, compared to $104.6 million, or 86 cents per share in the same quarter of 2002.

For this year's first half, net income was $225.9 million, or $1.85 per share, versus $203.0 million, or $1.67 per share, for the first six months of 2002, while net operating income was $222.0 million, or $1.82 per share in 2003, compared to $193.9 million, or $1.60 per share in 2002.

(*) GAAP net income includes post tax net realized gains and losses, whereas net operating income is exclusive of such items. Both figures are given to aid investor analysis of Company results and to highlight the impact of certain accounting rules or securities market-driven considerations that affect the recording of investment gains or losses and can contribute to earnings volatility and lessened period to period comparability. The realization of investment gains or losses can be highly discretionary or arbitrary due to such factors as the timing of individual securities sales, losses from write-downs of impaired securities, tax-planning considerations, and investment management judgments relative to the direction of securities markets or the future prospects of individual issues or industry sectors. The recognition of losses from write-downs of securities deemed other than temporarily impaired can be caused by a variety of factors, including adverse securities market trends and industry-wide or issuer-specific developments that can lead to a permanent loss of market value or non-recoverability of asset value. Pretax realized gains of $12.7 million in the second quarter of 2003 and $4.4 million in the same period of 2002 include write-downs of zero and $6.2 million, respectively, of investment securities deemed to have become other than temporarily impaired at the end of each period. For the first half of the year, pretax net realized gains amounted to $6.0 million in 2003 and $14.1 million in 2002, inclusive of securities impairment write-downs of $9.5 million and $15.3 million, respectively.

Consolidated Revenues

Consolidated operating revenues in this year's second quarter rose by 22.7 percent to $801.9 million, from $653.5 million in the same quarter of 2002. Net premiums and fees were $717.2 million in the second quarter versus $575.6 million in the year-ago period, an increase of 24.6 percent. Consolidated net investment income was $70.0 million for the second quarter of 2003, 3.4 percent higher when compared to the same period of the preceding year.

For the first half of 2003, consolidated operating revenues were $1.54 billion compared to $1.28 billion for the first six months of 2002. Net premiums and fees for the first six months of 2003 were $1.38 billion compared to $1.12 billion in the same year-ago period. Consolidated net investment income for this year's first half was $139.4 million, up by 3.4 percent.

While the Company's invested asset base has continued to grow as a result of stronger operating cash flows, the substantial downtrend in interest rates in the past two years has precluded corresponding growth in investment income.

                                     -more-
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Old Republic International Corporation
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General Insurance Group

Old Republic's General Insurance Group, which underwrites mostly commercial property and liability insurance coverages, generated a 38.2 percent increase over 2002 in pretax operating income for this year's second quarter to $62.4 million. Net premiums earned in the second quarter of 2003 rose by 18.4 percent to $339.1 million, from $286.3 million a year ago. The composite underwriting ratio for this year's second quarter dropped to 93.4 percent from 98.7 percent in the same quarter one year ago.

For the first six months of 2003, General Insurance pretax operating income increased 42.8 percent, totaling $121.8 million compared to $85.3 million for the first six months of 2002. Net premiums earned were $653.0 million versus $555.1 million a year ago, and the composite underwriting ratio was 94.0 percent versus 99.4 percent one year ago.

The improved underwriting performance in both periods of 2003 stemmed largely from a lower claims ratio, though a greater increase in premium revenues than production and operating expenses also led to a decline in the expense ratio.

Mortgage Guaranty Group

Comparative quarterly operating results of the Company's Mortgage Guaranty Group reflected a slight downturn. Pretax operating income in the second quarter declined to $69.8 million from $71.5 million in the year-ago quarter. Net premiums earned in the quarter were $98.7 million, up 8.4 percent from $91.1 million in the year-ago quarter. The composite underwriting ratio in the second quarter rose to 45.7 percent compared to 39.6 percent in the same quarter of 2002, due to higher claims costs.

For this year's first half,  pretax mortgage  guaranty  operating income rose by
2.8 percent to $145.8 million compared to $141.9 million in the first six months of 2002. Net premiums earned totaled $198.8 million, an increase of 8.8 percent from $182.7 million earned in the first half of 2002. The composite underwriting ratio was 43.1 percent compared to 40.3 percent one year earlier. This year's higher underwriting ratio stemmed from higher claim provisions and benefited from a lower production and operating expense component.

Title Insurance Group

Old Republic's Title Insurance Group continued to post higher than expected pretax operating income. In the second quarter of 2003, pretax operating income jumped 70.5 percent to $36.4 million. Premium and fee revenues rose by 41.9 percent to $267.2 million in this year's second quarter, while operating expenses reflected a much lower increase of 35.7 percent. The claims ratio was moderately higher quarter over quarter as was the case in this year's first three months, while the expense ratio continued to trend down due to a proportionately greater increase in this segment's operating revenues. The composite ratio in the second quarter was 88.6 percent compared with 91.5 percent in the second quarter of 2002.

For the first half of the year, premium and fee revenues grew by 37.3 percent to $500.8 million compared to $364.8 million in 2002. First half pretax operating income was $62.2 million, up 49.9 percent from $41.5 million in the same period last year. A composite ratio of 90.0 percent was posted for this year's first half versus 91.5 percent in the same period of 2002.

                                     -more-
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Old Republic International Corporation
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Life and Health Group

Old Republic's life and health insurance operations, which account for approximately two percent of consolidated revenues, benefited mostly from lower term life claims experience in the second quarter and first six months of this year. Premium revenues were up in both periods of 2003 primarily due to higher sales of travel related products.

Cash, Invested Assets and Shareholders' Equity

Cash and invested assets at June 30, 2003, totaled $6.65 billion, or $55.10 per share, versus $6.16 billion, or $51.15 per share, at December 31, 2002, and $5.77 billion, or $47.92 per share, at June 30, 2002. Consolidated operating cash flow was positive at $135.6 million in the latest quarter and $332.0 million for the first half of 2003, compared to $100.0 million and $249.7 million in the respective periods of 2002.

Effective January 1, 2003, the Corporation elected to reclassify fixed maturity securities formerly categorized as held to maturity to the available for sale classification. The securities involved are primarily utility and tax-exempt bonds that account for approximately 32 percent of Old Republic's investment portfolio. The decision was prompted by restrictive accounting rules applicable to held to maturity investment securities. The necessarily mechanical application of these rules can inhibit the Corporation's ability to optimally manage its investments from a practical business point of view. As of June 30, 2003, the net impact of this reclassification on the Corporation's balance sheet is to increase the carrying value of invested assets by $130.4 million, deferred tax liabilities by $45.6 million, and shareholders' equity by $84.8 million, or approximately 70 cents per share. This change has no income statement impact, no effect on Old Republic's ability to hold individual securities to maturity as it may deem appropriate, and does not affect the Company's necessary long-term orientation in the management of its business. Going forward, Old Republic's shareholders' equity account could, as a result, reflect somewhat greater period-to-period volatility as the entire bond, note and stock investment portfolio will now be marked to market on a quarterly basis.

The investment portfolio reflects a current allocation of approximately 84 percent in fixed-income investments and 8 percent in equities. It contains little or no exposure to real estate investments, mortgage-backed securities, derivatives, junk bonds, private placements or mortgage loans.

Common shareholders' equity was $3.49 billion at June 30, 2003, versus $3.15 billion at December 31, 2002, and $2.97 billion at June 30, 2002. Book value per share was $28.97 at the end of this year's second quarter, versus $26.17 at year-end 2002, and $24.70 at June 30, 2002.

Conference Call Information

Old Republic has scheduled a conference call at 2:00 p.m. Central Time today to discuss its second quarter 2003 performance and review ongoing trends. To access this call, log on to www.oldrepublic.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 30 days.

                                     -more-
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Old Republic International Corporation
Add 4

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty, title and life and health insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $9.36 billion and shareholders' equity of nearly $3.5 billion. Its current stock market valuation is approximately $4.11 billion.

Safe Harbor Statement

Historical data pertaining to the operating performance, liquidity, and other financial matters applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed claims can have a bearing on period-to-period comparisons and future operating results.

Some of the statements made in this News Release and Company published reports, as well as oral statements or commentaries made by the Company's officials in conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements, commentaries, or inferences therefrom involve, of necessity, assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be affected in particular by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title insurance results can be affected by similar factors and most particularly by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans; mortgage guaranty results may also be impacted by various risk-sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises. Life and disability insurance results can be affected by the levels of employment and consumer spending, as well as mortality and health trends. At the parent company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, as well as interest income on temporary holdings of short-term investments.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

           For the latest news releases and other corporate documents on Old Republic International
                           visit: www.oldrepublic.com
                                  -------------------

                           Financial Tables Follow ...

                                     -more-
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Old Republic International Corporation
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
                                                 Old Republic International Corporation
                                                          FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------

                                                  Quarters Ended                                 Six Months Ended
                                                     June 30,                                        June 30,
                                         ---------------------------------    %          ---------------------------------    %
                                              2003              2002       Change             2003              2002       Change
                                         -------------------------------------------     -------------------------------------------
NET INCOME:
  Total                                    $121,573,068      $107,517,961     13.1%        $225,958,686      $203,072,681     11.3%
                                         ===============   ===============               ===============   ===============
  Per Share: Basic                                $1.01             $0.89     13.5%               $1.87             $1.69     10.7%
                                         ===============   ===============               ===============   ===============
             Diluted                              $1.00             $0.88     13.6%               $1.85             $1.67     10.8%
                                         ===============   ===============               ===============   ===============

Average number of common and
  equivalent shares outstanding
             Basic                          120,806,189       120,456,722                   120,803,205       120,431,510
                                         ===============   ===============               ===============   ===============
             Diluted                        121,951,315       121,727,917                   121,693,477       121,557,490
                                         ===============   ===============               ===============   ===============

------------------------------------------------------------------------------------------------------------------------------------
COMPOSITION  OF  EARNINGS  PER  SHARE:
------------------------------------------------------------------------------------------------------------------------------------
Basic Earnings:
  Net income, before items below                  $0.94             $0.87      8.0%               $1.84             $1.61     14.3%
  Realized investment gains                        0.07              0.02                          0.03              0.08
                                         ---------------   ---------------               ---------------   ---------------
     Net income                                   $1.01             $0.89     13.5%               $1.87             $1.69     10.7%
                                         ===============   ===============               ===============   ===============
Diluted Earnings:
  Net income, before items below                  $0.93             $0.86      8.1%               $1.82             $1.60     13.8%
  Realized investment gains                        0.07              0.02                          0.03              0.07
                                         ---------------   ---------------               ---------------   ---------------
     Net income                                   $1.00             $0.88     13.6%               $1.85             $1.67     10.8%
                                         ===============   ===============               ===============   ===============
------------------------------------------------------------------------------------------------------------------------------------
BOOK  VALUE  PER  SHARE (End of periods)(a):
  As Reported                                                                                    $28.97            $24.70     17.3%
                                                                                         ===============   ===============
  Cost Basis                                                                                     $26.79            $23.92     12.0%
                                                                                         ===============   ===============
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY ($ in Millions) :
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues:
  General                                        $388.3            $335.1     15.9%              $750.1            $651.5     15.1%
  Mortgage Guaranty                               124.5             112.2     11.0%               249.3             225.6     10.5%
  Title                                           273.2             194.0     40.8%               512.8             376.3     36.3%
  Life & Health                                    13.8              11.4     20.8%                31.5              28.0     12.5%
  Other                                             1.9               0.6                           3.7               1.2
                                         ---------------   ---------------               ---------------   ---------------
    Consolidated Operating Revenues               801.9             653.5     22.7%             1,547.7           1,282.8     20.6%
Realized Investment Gains                          12.7               4.4                           6.0              14.1
                                         ---------------   ---------------               ---------------   ---------------
  Total Revenues                                 $814.6            $657.9     23.8%            $1,553.7          $1,297.0     19.8%
                                         ===============   ===============               ===============   ===============

Pretax Operating Income (Loss):
  General                                         $62.4             $45.1     38.2%              $121.8             $85.3     42.8%
  Mortgage Guaranty                                69.8              71.5     -2.3%               145.8             141.9      2.8%
  Title                                            36.4              21.3     70.5%                62.2              41.5     49.9%
  Life & Health                                     1.9               1.7     11.6%                 3.2               3.3     -3.8%
  Other                                            (3.8)             (2.4)                         (5.7)             (4.3)
                                         ---------------   ---------------               ---------------   ---------------
    Total                                         166.8             137.3     21.5%               327.4             267.7     22.3%
Realized Investment Gains                          12.7               4.4                           6.0              14.1
                                         ---------------   ---------------               ---------------   ---------------
    Revenues, Net of Expenses                     179.5             141.8     26.6%               333.4             281.9     18.3%
Income Taxes                                       57.9              34.2     69.1%               107.3              78.7     36.2%
                                         ---------------   ---------------               ---------------   ---------------
  Net Income                                     $121.5            $107.5     13.1%              $225.9            $203.0     11.3%
                                         ===============   ===============               ===============   ===============
------------------------------------------------------------------------------------------------------------------------------------

(a) "As Reported" in financial statements with all securities carried at market value at June 30, 2003, and partially so at June 30, 2002.
    "Cost Basis" calculation includes all investment securities at their currently amortized original cost.

                                     -more-
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Old Republic International Corporation
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
                                                  Old Republic International Corporation
                                                       SEGMENTED SUMMARY INFORMATION
                                                                 ($ in Millions)
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                  Net                                                                                        Pretax
               Premiums         Net                                                Sales                    Operating    Composite
                & Fees      Investment     Other       Operating     Benefits     & Other        Total        Income    Underwriting
  Segment       Earned        Income       Income       Revenues     & Claims     Expenses     Expenses       (Loss)       Ratios
------------  -----------  ------------  -----------  ------------  -----------  -----------  -----------  ------------ ------------
Quarter Ended June 30, 2003
---------------------------
General           $339.1         $44.2         $4.9        $388.3       $234.8        $91.0       $325.9         $62.4         93.4%
Mortgage            98.7          16.3          9.4         124.5         19.7         34.8         54.6          69.8         45.7%
Title              267.2           5.8          0.1         273.2         14.9        221.8        236.7          36.4         88.6%
Life                12.0           1.6          ---          13.8          4.8          7.0         11.8           1.9         97.5%
Other                ---           1.9          ---           1.9          ---          5.8          5.8          (3.8)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated     $717.2         $70.0        $14.6        $801.9       $274.3       $360.7       $635.0        $166.8         85.7%
              ========================================================================================================== ===========

Quarter Ended June 30, 2002
---------------------------
General           $286.3         $43.4         $5.2        $335.1       $205.0        $84.9       $290.0         $45.1         98.7%
Mortgage            91.1          16.5          4.5         112.2         10.6         30.0         40.7          71.5         39.6%
Title              188.3           5.6          0.1         194.0          9.1        163.5        172.6          21.3         91.5%
Life                 9.8           1.5          ---          11.4          5.4          4.2          9.6           1.7         97.9%
Other                ---           0.6          ---           0.6          ---          3.0          3.0          (2.4)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated     $575.6         $67.7        $10.0        $653.5       $230.3       $285.8       $516.1        $137.3         87.2%
              ========================================================================================================== ===========

------------------------------------------------------------------------------------------------------------------------------------

Six Months Ended June 30, 2003
------------------------------
General           $653.0         $87.9         $9.2        $750.1       $448.3       $179.9       $628.2        $121.8         94.0%
Mortgage           198.8          32.8         17.7         249.3         35.0         68.4        103.5         145.8         43.1%
Title              500.8          11.6          0.2         512.8         27.8        422.7        450.6          62.2         90.0%
Life                28.1           3.3          0.1          31.5         12.7         15.6         28.3           3.2        100.2%
Other                ---           3.7          ---           3.7          ---          9.5          9.5          (5.7)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated   $1,380.8        $139.4        $27.4      $1,547.7       $523.9       $696.3     $1,220.3        $327.4         85.6%
              ========================================================================================================== ===========

Six Months Ended June 30, 2002
------------------------------
General           $555.1         $86.2        $10.2        $651.5       $402.2       $164.0       $566.2         $85.3         99.4%
Mortgage           182.7          32.8         10.0         225.6         22.0         61.7         83.7         141.9         40.3%
Title              364.8          11.1          0.3         376.3         17.4        317.3        334.8          41.5         91.5%
Life                24.6           3.2          0.1          28.0         13.5         11.1         24.6           3.3         99.7%
Other                ---           1.2          ---           1.2          ---          5.5          5.5          (4.3)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated   $1,127.3        $134.8        $20.6      $1,282.8       $455.2       $559.8     $1,015.0        $267.7         87.5%
              ========================================================================================================== ===========

------------------------------------------------------------------------------------------------------------------------------------

Fiscal Year Ended June 30, 2003
-------------------------------
General         $1,282.0        $174.2        $18.9      $1,475.2       $898.2       $358.2     $1,256.5        $218.7         95.9%
Mortgage           392.3          65.7         32.6         490.8         65.9        153.2        219.1         271.6         47.5%
Title              949.4          23.0          0.5         973.0         51.1        803.4        854.5         118.5         90.0%
Life                53.5           6.7          0.2          60.5         28.2         25.9         54.2           6.3        100.8%
Other                ---           7.5          ---           7.5          ---         16.2         16.2          (8.6)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated   $2,677.4        $277.3        $52.5      $3,007.3     $1,043.5     $1,357.1     $2,400.7        $606.6         87.1%
              ========================================================================================================== ===========

Fiscal Year Ended June 30, 2002
-------------------------------
General         $1,078.9        $172.8        $19.6      $1,271.4       $796.3       $319.9     $1,116.3        $155.1        100.5%
Mortgage           360.9          65.0         21.5         447.5         48.4        122.5        170.9         276.6         41.4%
Title              708.1          22.6          0.7         731.4         31.4        615.2        646.7          84.6         90.9%
Life                50.1           6.9          0.1          57.2         29.6         22.0         51.7           5.5        102.5%
Other                ---           5.0          ---           5.0          ---         11.9         11.9          (6.8)          ---
              ---------------------------------------------------------------------------------------------------------- -----------
 Consolidated   $2,198.1        $272.5        $42.1      $2,512.8       $905.9     $1,091.7     $1,997.6        $515.2         88.0%
              ========================================================================================================== ===========

------------------------------------------------------------------------------------------------------------------------------------

                                     -more-

Old Republic International Corporation
Add 7

                                                Old Republic International Corporation
                                                         OPERATING STATISTICS
                                                            ($ in Millions)
------------------------------------------------------------------------------------------------------------------------------------

                                                          Quarters Ended                             Six Months Ended
                                                             June 30,                                    June 30,
                                                 ---------------------------------           ---------------------------------
                                                      2003              2002                      2003              2002
                                                 ---------------------------------           ---------------------------------
General Insurance Group:
      Benefits and claims ratio                           69.2%             72.2%                     69.1%             73.3%
      Expense ratio                                       24.2%             26.5%                     24.9%             26.1%
                                                 ---------------   ---------------           ---------------   ---------------
         Composite ratio                                  93.4%             98.7%                     94.0%             99.4%
                                                 ===============   ===============           ===============   ===============

      Paid loss ratio                                     53.2%             67.1%                     54.0%             65.9%
                                                 ===============   ===============           ===============   ===============


Mortgage Guaranty Group:
      New insurance written: Traditional Primary       $9,567.8          $7,277.7                 $18,382.2         $14,274.4
                             Bulk                       1,381.8           1,232.1                   3,103.8           2,509.9
                             Other                      2,214.7           4,080.0                   3,396.2           4,267.0
                                                 ---------------   ---------------           ---------------   ---------------
                             Total                    $13,164.3         $12,589.8                 $24,882.2         $21,051.3
                                                 ===============   ===============           ===============   ===============

      Net risk in force: Traditional Primary                                                      $15,092.1         $15,151.1
                         Bulk                                                                         651.9             351.2
                         Other                                                                        479.1             403.0
                                                                                             ---------------   ---------------
                         Total                                                                    $16,223.1         $15,905.3
                                                                                             ===============   ===============

      Direct earned premiums                             $115.8            $104.1                    $231.1            $207.8
                                                 ===============   ===============           ===============   ===============

      Net earned premiums                                 $98.7             $91.1                    $198.8            $182.7
                                                 ===============   ===============           ===============   ===============

      Persistency: Traditional Primary                                                                48.7%             62.5%
                                                                                             ===============   ===============

      Delinquency ratio: Traditional Primary                                                           3.5%              2.7%
                                                                                             ===============   ===============
                         Bulk                                                                          4.3%              2.1%
                                                                                             ===============   ===============

      Claims ratio                                        20.0%             11.6%                     17.6%             12.1%
      Expense ratio                                       25.7%             28.0%                     25.5%             28.2%
                                                 ---------------   ---------------           ---------------   ---------------
         Composite ratio                                  45.7%             39.6%                     43.1%             40.3%
                                                 ===============   ===============           ===============   ===============

      Paid loss ratio                                     20.5%             16.3%                     18.5%             15.2%
                                                 ===============   ===============           ===============   ===============


Title Insurance Group:
      Direct orders opened                              161,119            93,828                   302,474           186,244
                                                 ===============   ===============           ===============   ===============
      Direct orders closed                              122,071            77,770                   230,801           163,344
                                                 ===============   ===============           ===============   ===============

      Claims ratio                                         5.6%              4.9%                      5.6%              4.8%
      Expense ratio                                       83.0%             86.6%                     84.4%             86.7%
                                                 ---------------   ---------------           ---------------   ---------------
         Composite ratio                                  88.6%             91.5%                     90.0%             91.5%
                                                 ===============   ===============           ===============   ===============

      Paid loss ratio                                      2.8%              3.0%                      2.6%              3.8%
                                                 ===============   ===============           ===============   ===============

                                      -30-